EXHIBIT 99.1

JPMORGAN CHASE ANNOUNCES CHANGES TO PRIVATE EQUITY BUSINESS

New York, March 1, 2005 – JPMorgan Chase & Co. (NYSE:JPM) announced today that JPMorgan Partners, LLC (JPMP), a private equity unit of the firm, will become independent when it completes the investment of its current $6.5 billion Global Fund. The independent unit will retain portfolio management responsibility for the Global Fund and heritage JPMorgan Partners investments. In addition, JPMorgan Chase & Co. has committed to invest 24.9%, up to $1B, in a new fund that the independent firm plans to raise as a successor to the current Global Fund.

“Over the last 21 years, JPMorgan Partners has successfully built a world-class, globally integrated, private equity franchise,” said David Coulter, Vice Chairman of JPMorgan Chase & Co. “We want them to continue to grow and deepen that organization. They and we have determined that they can best achieve their desired scale independent of JPMorgan Chase & Co.,” Coulter said.

“We are committed to completing the investment of our Global Fund and honoring our commitments to our limited partners,” said Jeffrey Walker, Managing Partner of JPMorgan Partners. “We are also inspired by the notion of further growing our franchise and look forward to remaining a valued client of JPMorgan Chase and continuing to provide a strong return on its capital,” Walker said.

JPMorgan Partners Asia will continue to raise a second fund and will be associated with the new independent private equity firm. One Equity Partners, the heritage Bank One private equity arm, will continue to operate as a separate fund subject to JPMorgan Chase’s obligations to the JPMP Global Fund. Upon completion of the Global Fund, One Equity Partners will become the sole private equity investment vehicle for JPMorgan Chase & Co.

J.P. Morgan Partners has approximately $13 billion in capital under management as of December 31, 2004. Since its inception in 1984, JPMP has invested over $15 billion in consumer, media, energy, industrial, financial services and healthcare companies. JPMP has approximately 95 investment professionals in six principal offices throughout the world.

About JPMorgan Chase & Co.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. retail financial services and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available at www.jpmorganchase.com.

#     #     #